EXPRESS APPOINTS TERRY DAVENPORT AS NEW INDEPENDENT DIRECTOR TO BOARD
Columbus, Ohio - November 10, 2016 - Express, Inc. (NYSE: EXPR), a specialty retail fashion brand operating more than 650 stores, announced that Terry Davenport has been appointed to its Board of Directors as a Class III director, effective today. Mr. Davenport is currently Global Brand Advisor for Starbucks Coffee Company. With this appointment, the size of the Board has been expanded from seven to eight directors.
Throughout his career, Mr. Davenport has held various senior leadership roles in the areas of brand building, marketing, advertising and retail design for leading consumer brands. Mr. Davenport has spent the last ten years of his career at Starbucks Coffee Company, where he has served as Global Brand Advisor since February 2014. His prior roles at Starbucks include: SVP of Global Creative Studios, SVP of Marketing and Category for Europe, Middle East, and Africa (EMEA), and SVP of Marketing for the U.S. He originally joined Starbucks as VP of Brand Strategy and Consumer Insights in October 2006. Prior to joining Starbucks, Mr. Davenport held senior brand leadership roles with YUM! Brands, PepsiCo. and Omnicom Agencies. He began his career at BBDO in Dallas and New York City after earning a graduate degree from Medill at Northwestern University.
“We are excited to welcome Terry to the Board. He is an insightful business and brand strategist who will bring unique skills in the areas of brand strategy, innovation, creative, design, advertising and marketing,” said Mylle Mangum, Chairman of the Board.
“Terry’s breadth of experience with many of the world’s most recognizable brands is something that will be a strong asset to Express as we continue to focus on providing an exceptional brand experience as part of our long-term growth strategy,” said David Kornberg, President and Chief Executive Officer of Express. “I look forward to him joining our Board and to the value he'll bring through his extensive business and branding experience.”
“I am honored to join the Express Board,” said Davenport. “Express is a strong brand that has a clear focus on great product and an engaging customer experience both in store and online.”

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30-year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in Latin America and the Middle East. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.

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